Exhibit 99.1


                                                                          News


FOR IMMEDIATE RELEASE


Contact:                                  Richard Moyer
Scott Eckstein                            Investor Relations
Investor Relations                        Cameron Associates
Curative Health Services                  212-554-5466
631-232-7044                              richard@cameronassoc.com
seckstein@curativehealth.com

                           CURATIVE HEALTH SERVICES ANNOUNCES
                     ACQUISITION OF ASSETS OF HOME CARE OF NEW YORK
            Anticipates $0.02 Per Share Accretion for Fourth Quarter of 2002

Hauppauge, New York - October 24, 2002 - Curative Health Services, Inc., (Nasdaq: CURE), announced today it has acquired the specialty pharmacy business and certain related assets of Home Care of New York, Inc., for a total consideration of approximately $12 million. In addition, Curative entered into an agreement to purchase certain assets of Home Care of New York, Inc. related to its home health agency business, subject to applicable governmental approvals.

Terms of the sale include $9 million in cash, with the remaining $3 million in a 3% convertible note. Curative expects revenues of its Specialty Pharmacy Services business unit, including those associated with Home Care of New York, of approximately $105 million in 2002. The Company expects the acquisition to add $0.02 to earnings per share for the fourth quarter 2002 and $0.07 to earnings per share in 2003.

Financial terms of the transaction will be discussed in greater detail on Curative's third quarter 2002 earnings conference call on Thursday, October 24, 2002 at 11:00 a.m. Eastern Time. To participate in the conference call, dial 1-800-915-4836 approximately 10 minutes prior to the scheduled start time.

Home Care of New York, Inc., based in Scotia, New York, is a specialty pharmacy and home infusion business specializing in the provision of Synagis(R) for the prevention of RSV (Respiratory Syncytial Virus) in high risk infants. RSV is the most common cause of lower respiratory infections in infants and children worldwide.

"Adding Home Care of New York's focus on Synagis(R) to our injectables portfolio provides Curative with an additional growth platform in our Specialty Pharmacy Services business unit," said Joseph Feshbach, Curative's Chairman and Chief Executive Officer. "This purchase is the latest step in our ongoing strategy to aggressively grow the specialty pharmacy business both organically and through strategic acquisitions that provide complementary lines of business that are accretive to earnings."

"We are very excited about joining with Curative given their broad infusion therapy experience and outstanding commitment to patient support services," said Frank Berning, President and Chief Executive Officer of Home Care of New York. "This transaction offers us additional resources to expand our service offerings and serve more people utilizing Curative's strong information system skills and experience in working with manufacturers and clinicians to help patients and their families manage their health care needs."

Home Care of New York Q&A

Q:    What is RSV?
A: RSV (Respiratory Syncytial Virus) is the most common form of severe respiratory illness in young children. It infects virtually all infants by the age of two, resulting in over 100,000 hospitalizations and an approximately 2 percent mortality risk.


Q:   What is Synagis(R)?
A: Synagis(R) is a monoclonal antibody that is indicated for the prevention of serious lower respiratory tract disease caused by RSV. Synagis(R) is given as monthly intramuscular injections during the fall and spring season. Unlike a vaccine, its protection is short lived and has to be repeated in following years.

Q:   How long has Home Care of New York been in business?

A: Home Care of New York was incorporated in 1989 in the state of New York and has focused on the provision of Synagis(R) since 1999. The Company maintains its headquarters in Scotia, New York, approximately 15 miles northeast of Albany. The Company also maintains two additional branch offices in Canastota and Hopewell Junction. The primary service area is the state of New York, but patients from Vermont and Connecticut are also serviced through the shipment of Synagis(R) to their physician's office.


Q:   How does Home Care of New York provide its services?
A: Synagis(R)is administered to patients through injection in a location most convenient for the patient. The injections can be given in a physician's office, the patient's home or at local clinics.

 Q: How does Home Care of New York's business fit with Curative's existing Specialty Pharmacy Services business?
A: Home Care of New York will both strengthen and diversify our infusion therapy offerings within our Specialty Pharmacy Services business unit. Specifically, this acquisition gives Curative a strong presence in the Synagis(R) therapy market.

Q:   Will Home Care of New York's management be staying with the Company?
A: Key management will be retained under the terms of separately executed employment agreements.

Q:   Will Curative continue its acquisition strategy?
A: Curative will continue to look for acquisitions which provide earnings accretion and provide enhanced shareholder value.

About Curative Health Services

Curative Health Services delivers superior clinical outcomes and unmatched patient satisfaction for patients experiencing serious medical conditions through two unique business units.

Curative's Specialty Pharmacy Services business unit provides services to help patients manage the health care process, and offers related pharmacy products to patients for chronic and critical disease states, such as Hemophilia.

Curative's Specialty Healthcare Services ("SHS") business unit is an industry leader in chronic wound care management, consistently achieving an outcome success rate of more than 80 percent. SHS provides a broad continuum of services to health care providers through a nationwide network. This national network of more than 100 hospital-based Wound Care Center programs has offered comprehensive treatment to over 300,000 patients, achieving more than a 95 percent patient satisfaction rate.

      For more information, visit www.curative.com

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company's Specialty Healthcare Services or Specialty Pharmacy Services business units, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Pharmacy Services business unit, and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Quarterly Report on Form 10Q for the quarter ended June 30, 2002, for further discussion of these and other factors that could affect future results.

    :Editors Note: This release is also available on the Internet over the World Wide Web at: http://www.curative.com

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